EXHIBIT 10.1

SEVERENCE COMPENSATION AGREEMENT

This agreement is entered into the 31st day of August, 2005 by and between Citizens Business Bank (the “Bank”), and Edward J. Mylett, Jr., SVP of the Bank (the “Executive”).

Whereas, the Bank’s Board of Directors has determined that it is appropriate to reinforce and encourage the continued attention and dedication of members of the Bank’s Senior Management Committee, including the Executive, to their assigned duties without distraction in potentially disturbing circumstances arising from the possibility of a Change in Control (as defined herein) of CVB Financial Corporation (the “Company”) directly or indirectly the Bank, a wholly owned subsidiary of the Company; and

Whereas, this Agreement sets forth the compensation which the Bank agrees it will pay to the Executive upon a Change in Control and termination of the Executive’s employment,

Now, therefore, in consideration of theses premises and the mutual covenants and agreements contained herein and to induce the Executive to remain employed by the Bank and to continue to exert his best efforts on behalf of the Bank, the parties agree as follows:

1.     Compensation Upon a Change in Control.

In the event that a Change in Control occurs during the employment of the Executive and

(i)

the Executive’s employment is terminated by the Company or the Bank or any successor to the Company or the Bank other than for Cause (as defined herein) within one (1) year of the completion of such Change in Control; or

(ii)	the Executive terminates or resigns Executive’s employment for a Good Reason (as defined herein) within one (1) year of the completion of such Change in Control;

the Executive shall receive an amount equal to two times the Executive’s annual base compensation for the last calendar year ended immediately preceding the Change in Control, plus two times the average annual bonus received for the last two calendar years ended immediately preceding the Change in Control. Such amounts shall be paid in a lump sum, less applicable employment and payroll taxes, within five (5) days after the effective date of the termination of Executive’s employment.

2.     Definitions.

(a)	Change in Control. For purposes of this Agreement, a “Change in Control” shall be deemed to have occurred if:

(i)

any one person, or more than one person acting as a group, acquires (or has acquired during the 12 month period ending on the date of the most recent acquisition) ownership of stock of the Company or the Bank possessing more than 50% of the total voting power of the Company’s or the Bank’s stock; provided, however, it is expressly acknowledged by the Executive that this provision shall not be applicable to any person who is, as of the date of this Agreement, a Director of the Company or the Bank;

(ii)

a majority of the members of the Company’s or the Bank’s Board of Directors is replaced during any 12 month period by directors whose appointment for election is not endorsed by a majority of the members of the Company’s or the Bank’s board prior to the date of the appointment or election;

(iii)

a merger or consolidation where the holders of the Bank’s or the Company’s voting stock immediately prior to the effective date of such merger or consolidation own less than 50% of the voting stock of the entity surviving such merger or consolidation;

(iv)

any one person, or more than one person acting as a group, acquired (or has acquired during the twelve month period ending on the date of the most recent acquisition by such person or persons) assets from the Bank that have a total fair market value greater than 50% of the total fair market value of all of the Bank’s assets immediately before the acquisition or acquisitions; provided, however, transfer of assets which otherwise would satisfy the requirements of this subsection (iv) will not be treated as a change in the ownership of such assets if the assets are transferred to:

(A)	an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly by the Company or the Bank;

(B)	a person, or more than one person acting as a group, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company or the Bank; or

(C)

an entity, at least 50% of the total value or voting power is owned, directly or indirectly by a person who owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Bank.

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur as a result of any transaction which changes the jurisdiction of incorporation of the Company or the Bank.

(b)

Cause. For purposes of this Agreement, the Bank shall have “Cause” to terminate the Executive’s employment and shall not be obligated to make any payments hereunder or otherwise in the event the Executive has:

(i)	committed a significant act of dishonesty, deceit or breach of fiduciary duty in the performance of Executive’s duties as an employee of the Bank;

(iii)	grossly neglected or willfully failed in any way to perform substantially the duties of such employment; or

(iv)

acted or failed to act in any other way that reflects materially and adversely on the Bank. In the event of a termination of Executive’s employment by the Bank for Cause, the Bank shall deliver to Executive at the time the Executive is notified of the termination of his employment a written statement setting forth in reasonable detail the facts and circumstances claimed by the Bank to provide a basis for the termination of the Executive’s employment for Cause.

(c)	Good Reason. For purposes of this Agreement, “Good Reason” means:

(i)	the Executive’s then current level of annual base salary is reduced;

(ii)

there is any reduction in the employee benefit coverage provided to the Executive (including pension, profit sharing, deferred compensation, life insurance and health insurance, but not including incentive bonuses) from the coverage levels in effect immediately prior to the Change in Control, unless that Company or the Bank provide substantially equivalent employee benefits to the Executive;

(iii)	the Executive suffers a material diminution of Executive’s title, authority, position, reporting relationship, responsibilities or offices;

(iv)	there is a relocation of the Executive’s principal business office by more than fifty (50) miles from its existing location; or

(v)

the Company or the Bank fail to obtain assumption of any employment relating to Executive by any successor or assign of the Bank; provided, however, that termination by the Executive for Good Reason must be made in good faith.

3.      Term.

This agreement shall terminate, except to the extent that any obligation of the Bank hereunder remains unpaid as of such time, upon the earliest of:

(i)	the termination of the Executive’s employment from the Bank for any reason if a Change in Control has not occurred prior to the date of such termination;

(ii)	three (3) years from the date hereof if a Change in Control has not occurred during such period;

(iii)	the termination of Executives’ employment from the Bank for Cause within one (1) year after a Change in Control;

(iv)	one (1) year after a Change in Control if Executive is still employed with the Bank or its successor; or

(v)	after a Change in Control of the Company or the Bank upon satisfaction of all of the Company’s or the Bank’s obligations hereunder.

4.	No Obligation to Mitigate Damages; No Effect on Other Contractual Rights.

(a)

The Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by the Executive as the result of employment by another employer after the effective date of Termination, or otherwise, by his engagement as a consultant or his conduct of any other business activities.

(b)

The provisions of this Agreement, and any payment provided for hereunder, shall not reduce any amounts otherwise payable, or in any way diminish the Executive’s existing rights, or rights which would accrue solely as a result of the passage of time, under any employment agreement or other plan, arrangement or deferred compensation agreement, including but not limited to Executive's rights under that certain Salary Continuation Agreement between Executive and Western Security Bank, NA, which was assumed by Bank in connection with its acquisition of Western Security Bank, NA, except as otherwise agreed to in writing by the Bank and the Executive.

5.	Successor to the Bank.

(a)

The Bank will require any successor or assign (whether direct or indirect by purchase or otherwise) to all or substantially all of the business and/or assets of the Bank, by written agreement with the Executive, to assume and agree to perform this Agreement in full. As used in this Agreement, “Bank” shall mean the Bank as herein before defined and any successor or assign to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this section 5 or which otherwise becomes bound by all the terms and provisions of this Agreement by operations of law. Notwithstanding the assumption of this Agreement by a successor assign of the Bank, if a Change in Control (as defined in section 2 (a) above) has occurred, the Executive shall have and be entitled from such successor to all rights under section 1 of this Agreement.

(b)

If the Executive should die while any amounts are still payable to him hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee, or other designee or, if there be no such designee, to the Executive’s estate. This Agreement shall, therefore, insure to the benefit of and be enforceable by the Executive’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

6.	Confidentiality.

The Executive shall retain in confidence any and all confidential information known to the Executive concerning the Company and the Bank and its business so long as such information is not otherwise publicly disclosed.

7.     Legal Fees and Expenses.

The Bank shall pay all legal fees and expenses which the Executive may incur as a result of the Bank’s contesting the validity, enforceability or the Executive’s interpretation of, or determinations, under, this Agreement if the Executive prevails in any such contest or proceeding.

8.     Limitation on Payments.

This Agreement is made expressly subject to the provision of law codified at 12 U.S.C. 1828 (k) and 12 C.F.R. Part 359 which regulate and prohibit certain forms of benefits to Executive. Executive acknowledges that he understands these sections of law and that the Bank’s obligations to make payments hereunder are expressly relieved if such payments violate these sections of law or any successors thereto.

Notwithstanding any other provisions of this Agreement, if the total amounts payable pursuant to this Agreement, together with other payments to which Executive is entitled, would constitute an “excess parachute payment” (as defined in Section 280G of the Internal Revenue Code), as amended, such payments shall be reduced, in such order and manner as the Bank and/or Resulting Entity may elect, (or in the absence of such elections, as shall be determined by Executive), to the largest amount which may be paid without any portion of such amount being subject to the excise tax imposed by Section 4999 of the Internal Revenue Code.

9.      Notice.

For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid as follows:

If the Bank:   Citizens Business Bank
                       701 N. Haven Avenue, Suite 350
                       Ontario, California 91764
                       Attention: D. Linn Wiley, President and CEO

If to the Executive: At the address below his signature or such other address as either party may have been furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

10.     Validity.

The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

11.     Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

12.     Miscellaneous.

No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Bank. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or any prior to subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above,

Citizens Business Bank

   By:/s/D. Linn Wiley
      D. Linn Wiley
      President and CEO

EXECUTIVE:    By:/s/Edward J. Mylett, Jr.
                              Edward J. Mylett, Jr., SVP

Address: 701 N. Haven Avenue

City and State: Ontario, California 91764